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Exhibit 99.1


 China Direct's Chang Magnesium Subsidiary Receives Multiple Orders
                 for Pure Magnesium Valued at Over $23 Million

              Company Sees Continued Strong Demand Throughout 2007

BOCA RATON, FL - June 18, 2007 - China Direct, Inc. (OTCBB: CHND), a company maintaining active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities, today announced that its Chang Magnesium Company, Limited ("Chang Magnesium") subisidiary has received multiple purchase orders for its pure magnesium valued at over $23 million based on the current price per ton on the world market. The orders will be shipped at various times throughout the remainder of 2007. The orders have been received from a number of different companies including Alcoa Australia Rolled Products and Canada Aluminum via Excel Rise Technologies Company, Limited, a wholly owned subsidiary of Chang Magnesium.

Chang Magnesium continues to see strong demand from its current customers as well as new customers seeking to purchase magnesium from its refinery and distribution operations. As previously announced, magnesium prices have risen substantially in 2007 and management at Chang Magnesium believes the current worldwide demand will continue to increase in the coming years.

Commenting on these new orders, Dr. James Wang, Chairman and CEO stated, "Our magnesium operations continue to see robust demand. We will opportunistically support those operations with China Direct resources in an effort to maximize the growth potential in this expanding industry."

About China Direct, Inc.

China Direct, Inc. maintains active, majority stakes in a diversified portfolio of Chinese companies operating in multiple industries. Additionally, the Company provides consulting services for both private and publicly held Chinese entities. China Direct's mission is to utilize our unique platform to empower emerging growth Chinese entities to effectively compete while becoming recognized as global enterprises. As a direct link to China, our Company serves as a vehicle to allow investors to participate directly in the rapid growth of Chinese economy through the success of our portfolio of partners and clients. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investors:
Alan Sheinwald
HC International, LLC
Phone: (914) 669-0222
Email: Alan.Sheinwald@HCinternational.net

Or

For the Company:

China Direct, Inc.
Richard Galterio
Executive Vice President
Phone: 877-China-57
Email: Richard@cdii.net